Exhibit 99.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-142417) of Xerox Corporation of our report dated June 27, 2008 relating to the financial statements of The Saving Plan of Xerox Corporation The Xerographic Division, UNITE HERE, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
June 27, 2008